UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2010
MedQuist Inc.
(Exact name of registrant as specified in charter)

New Jersey	001-13326	22-2531298
(State of Incorporation or	(Commission File Number)	(IRS Employer Identification
Organization)		No.)

1000 Bishops Gate Boulevard, Suite 300, Mount Laurel, New Jersey	08054-4632
(Address of principal executive offices)	(Zip Code)
(856) 206-4000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.
Credit Agreement and Senior Subordinated Note Purchase Agreement
On October 1, 2010, MedQuist, Inc. (the “ Company”) and its wholly-owned subsidiary, MedQuist Transcriptions, Ltd., entered into a Credit Agreement (the “Credit Agreement”) with CBay, the lenders and L/C issuers from time to time parties thereto, General Electric Capital Corporation, as administrative agent and collateral agent, and other agents party thereto, under which the Company may borrow up to $225 million. On September 30, 2010, the Company entered into a Senior Subordinated Note Purchase Agreement (the “Mezzanine Agreement”, and together with the Credit Agreement, the “Financing Agreements”) by and among CBay Inc., CBay, the Company, MedQuist Transcriptions, Ltd., Blackrock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit, Inc. as Purchasers, under which the Company intends to issue notes in an aggregate principal amount of $85 million.
The Credit Agreement consists of a $200 million term loan and a $25 million revolving credit facility bearing an interest rate of LIBOR + 550 basis points and a LIBOR floor of 1.75%. In addition, the revolving credit facility bears a quarterly fee of 50 basis points on undrawn amounts. The notes issued pursuant to the Mezzanine Agreement are 13% senior subordinated notes due 2016. At the Company’s option, a portion of the interest on the senior subordinated notes is payable in the form of additional senior subordinated notes, in which event the interest rate would be 12% in cash and 2% in the form of additional notes. The Company’s 69.5% shareholder, CBay Inc., and CBay Inc.’s parent company, CBaySystems Holdings Limited, have entered agreements to guarantee the Company’s and MedQuist Transcriptions, Ltd.’s obligations under the senior secured credit facility and the senior subordinated notes.
Proceeds from the Financing Agreements will be used to refinance the debt incurred by the Company in connection with its April 2010 acquisition of the assets of Spheris, Inc. and to pay a one-time special cash dividend of $4.70 per share to all Company shareholders of record as of October 11, 2010. The closings under the Financing Agreements and the payment of the special dividend are conditioned upon the satisfaction of customary closing conditions contained in the Financing Agreements, and are currently expected to occur on or about October 15, 2010.
The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement and the Mezzanine Agreement, which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The descriptions of the Credit Agreement and Mezzanine Agreement described above under Item 1.01 are incorporated in this Item 2.03 by reference.
Item 8.01 Other Events.
On September 30, 2010, CBaySystems Holdings Limited (“CBay”), which holds approximately 69.5% of the Company’s outstanding common stock, entered into an Exchange Agreement (the “Exchange Agreement”) by and between CBay and certain of the Company’s shareholders (the “Investors”). Pursuant to the Exchange Agreement, the Investors have agreed to exchange (the “Exchange”) their shares of the Company in exchange for 4.2459 shares of CBay, subject to certain adjustments as further detailed in the Exchange Agreement. The Company shares to be exchanged under the Exchange Agreement account for approximately 12.7% of the outstanding shares of the Company.
The Exchange is subject to certain closing conditions, including CBay receiving any required shareholder approvals for the transactions contemplated by the Exchange Agreement, the payment of a one-time special cash dividend of $4.70 per share by the Company, and the reincorporation of CBay in Delaware. The Exchange is also contingent upon the net debt of each of CBay and the Company not exceeding certain specified thresholds, on the listing of

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CBay’s shares on the NASDAQ Global Market and on a U.S initial public offering of CBay shares on or prior to January 31, 2011, and on certain other conditions.
CBay also informed the Company that it intends to make an offer to all shareholders of the Company that are not parties to the Exchange Agreement to exchange their Company shares for CBay shares. The detailed terms of such exchange offer, if made, will be contained in filings to be made by CBay with the U.S. Securities and Exchange Commission.
On October 1, 2010, the Company issued a press release announcing the matters described herein.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference into this Item 8.01.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated October 1, 2010, by and among CBay Inc., the Company and MedQuist Transcriptions, Ltd., CBay, the lenders and L/C issuers from time to time parties thereto, General Electric Capital Corporation, as administrative agent and collateral agent, and other agents party thereto.

10.2	Senior Subordinated Note Purchase Agreement, dated September 30, 2010, by and among CBay Inc., CBay, the Company, MedQuist Transcriptions, Ltd., Blackrock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit, Inc. as Purchasers.

99.1	Press Release issued by the Company, dated October 1, 2010.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Inc.
Date: October 6, 2010	By:	/s/ Mark Sullivan
Mark Sullivan
General Counsel, Chief Compliance Officer & Secretary

     Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated October 1, 2010, by and among CBay Inc., the Company and MedQuist Transcriptions, Ltd., CBay, the lenders and L/C issuers from time to time parties thereto, General Electric Capital Corporation, as administrative agent and collateral agent, and other agents party thereto.

10.2	Senior Subordinated Note Purchase Agreement dated September 30, 2010, by and among CBay Inc., CBay, the Company, MedQuist Transcriptions, Ltd., Blackrock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A. and THL Credit, Inc. as Purchasers.

99.1	Press Release issued by the Company, dated October 1, 2010.